Exhibit 99.1

Max Re Capital Announces Reopening of Audit and Risk Management Investigation and Restatement

Appoints W. Marston Becker as Chairman and Acting Chief Executive Officer Following Resignation of Robert J. Cooney

Hamilton, Bermuda, October 29, 2006 - Max Re Capital Ltd. (NASDAQ: MXRE; BSX: MXRE BH) announced today that the Audit and Risk Management Committee reopened its previously announced internal investigation with respect to two of the three contracts originally in question and has contacted the Securities and Exchange Commission. The internal investigation, which had concluded in May 2006, was initiated to consider whether three finite risk retrocessional contracts were properly accounted for by the Company, principally with respect to whether they contain sufficient risk transfer to meet the requirements of Financial Accounting Standard No. 113. As previously reported in May 2006, the internal review supported the Company’s original determination that the three contracts in question contained sufficient risk transfer to be accounted for as reinsurance.

Recently, however, the Audit and Risk Management Committee received from the counter-party to these two contracts additional information that was unknown and unavailable at the conclusion of the initial internal investigation. The Committee immediately reopened the investigation to determine whether, in light of this additional information, these two contracts, which were entered into in 2001, still satisfied the risk transfer requirements of Financial Accounting Standard No. 113. The additional information raised the possibility of the existence of an oral agreement that would negate risk transfer. The available evidence does not allow for a definitive conclusion as to the existence of such an oral agreement. However, because some of the evidence suggests such an agreement, the Company believes that there is an insufficient basis to conclude that there was risk transfer with respect to these two contracts and, accordingly, the Company has determined that it is appropriate to restate its financial statements for the years ending December 31, 2001 through 2005 and for each of the periods ended March 31, 2006 and June 30, 2006 to reflect no risk transfer for these two contracts. The additional information did not relate to the third contract reviewed in the initial internal investigation, which is with a different counter-party, and the accounting for that contract remains unchanged. The Company’s previously issued financial statements for these periods should no longer be relied upon. Although the allocation among the periods is currently being determined, the Company believes that the cumulative adjustment from this restatement would be a reduction to retained earnings at June 30, 2006 of not more than approximately $10 million, or approximately 0.8% of shareholders’ equity or $0.17 per share. The Company will file a restated Form 10-K/A for the year ended December 31, 2005 and restated Forms 10-Q for each of the periods ended March 31, 2006 and June 30, 2006 as soon as possible.

KPMG, the Company’s auditors, have not yet completed their Statement of Auditing Standards 100 review of financial information for the three and nine month periods ended September 30, 2006. The Company believes, subject to KPMG’s SAS 100 review, its net income for the three and nine months ended September 30, 2006 is approximately $25 million, or $0.40 per diluted share and approximately $120 million, or $1.89 per diluted share, respectively. The Company’s third quarter earnings call originally scheduled for Monday, October 30, 2006 has been postponed.

The Company also announced the resignation of Robert J. Cooney, Chairman and Chief Executive Officer. Mr. Cooney will be available on a consulting basis to the Company until December 31, 2006. The Company also announced today that the Board of Directors has appointed W. Marston Becker as Chairman and acting Chief Executive Officer effective immediately. Mr. Cooney also resigned from the Board of Directors of the Company and each of its subsidiaries.

“After founding and leading Max Re for seven years, I have submitted my resignation because I believe it is in the best interests of the Company to do so. I am confident that Max Re will continue to succeed and grow under the new management team put in place,” commented Robert J. Cooney.

Additionally, the Company announced that Peter A. Minton, Executive Vice President and Chief Risk Officer, has assumed the additional role of Chief Operating Officer and Angelo Guagliano, Executive Vice President of the Company’s operating subsidiary, Max Re Ltd., and President of Max Re Ltd.’s Insurance Division, has assumed the role of Chief Underwriting Officer.

“Max Re appreciates the significant contributions by Bob Cooney in leading our organization,” commented W. Marston Becker, Chairman. “He leaves a legacy of superior underwriters and insurance professionals committed to excellence, as represented by Angelo Guagliano and Peter Minton,” added Mr. Becker.

W. Marston Becker has served as a director of Max Re Capital Ltd. and Max Re Ltd. since April 2004. Mr. Becker currently is an advisor/consultant in the insurance industry and also Chairman and General Partner of West Virginia Media Holdings, which he co-founded in 2001. Since 2002, Mr. Becker has also been Chairman and Chief Executive Officer of the run-off for LaSalle Re Holdings Limited, a Bermuda insurance company. Mr. Becker was Chairman of the Board and Chief Executive Officer of Trenwick Group, Ltd., a Bermuda insurance company, from August 2002 until January 2005. Mr. Becker previously was Vice Chairman and a director of Royal & SunAlliance USA, from 11/1999 to 12/2000, following their acquisition at Orion Capital Corporation, where from 1997 to 1999 Mr. Becker served as its Chairman of the Board and Chief Executive Officer and from 1994 to 1996 as President and Chief Executive Officer of its subsidiary. Mr. Becker is Chairman and a director of ICAT Holdings, LLC, an MGA specializing in property catastrophe insurance, serves as a director of Selective Insurance Group, Inc. (Nasdaq: SIGI) and of Beazley Group plc (BEZ.L). Mr. Becker is licensed as a certified public accountant and an admitted attorney in West Virginia.

Peter A. Minton has served as a director of Max Re Capital Ltd. and Max Re Ltd. since July 2004, and as Executive Vice President and Chief Risk Officer since February 2001. Mr. Minton joined Max Re Capital Ltd. and Max Re Ltd. in April 2000 as Senior Vice President and Chief Risk Officer. Mr. Minton has served as a director of Max Re Diversified Ltd. since October 2001 and Max Europe Holdings Limited, Max Re Europe Limited and Max Insurance Europe Limited since 2006. From 1999 to 2000, Mr. Minton was Managing Director and Head of Fixed Income Research for Scudder Kemper Investments. From 1996 to 1999, Mr. Minton was a Senior Vice President of Investments at General Reinsurance Company. From 1991 to 1996, Mr. Minton held the position of Principal and Head of Fixed Income Strategy at Morgan Stanley & Co. Incorporated. From 1984 to 1991, Mr. Minton was Vice President and Portfolio Manager at CMB Investment Counselors. Prior to joining CMB Investment Counselors, Mr. Minton was a tax planner in the Tax Department of Ernst & Whinney between 1981 and 1984.

Angelo M. Guagliano joined Max Re Ltd. in January 2003 as an Executive Vice President, and has also been President and Chief Underwriting Officer of the Insurance Division of Max Re Ltd. since March 2005. Mr. Guagliano held various management positions at XL Insurance (Bermuda) Ltd., including Executive Vice President, Country Manager and Chief Excess Liability Underwriter, from January 1995 to December 2002. From 1988 to 1995, Mr. Guagliano worked for Reliance National in New York in their E&S Primary Unit. From 1981 to 1988, Mr. Guagliano worked as a Casualty Facultative Underwriter for Prudential Reinsurance Corporation and as an Excess Liability Underwriter for the Royal Insurance Company. Mr. Guagliano began his underwriting career with Harford Insurance Company in 1979.

The Company also announced that George L. Estes III has resigned from the Company’s Board of Directors to pursue other interests.

Max Re Capital Ltd. through its principal operating subsidiaries, Max Re Ltd., Max Insurance Europe Limited and Max Re Europe Limited, offers insurance and reinsurance solutions to property and casualty insurers, life and health insurers and large corporations.

The above remarks about future expectations, plans, prospects and beliefs from the Company are forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those suggested by such statements, including the risk that the final conclusion of the Audit and Risk Management Committee’s reopened investigation could result in a further restatement of the Company’s financial statements for the years ending December 31, 2001 through 2005, the risk that the Securities and Exchange Commission may take a different view than that taken by the Audit and Risk Management Committee or the risk that the SAS 100 review and audit or any SEC inquiry or review will result in material changes to retained earnings as of December 31, 2005 or June 30, 2006 or net income for the nine months ended September 30, 2006 or to information contained in the Company’s past SEC filings, including financial statements and financial information. For further information regarding cautionary statements and factors affecting future results, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and other documents filed with the Securities and Exchange Commission.

Contact Information:
Keith S. Hynes Executive Vice President & Chief Financial Officer keithh@maxre.bm	N. James Tees Senior Vice President & Treasurer jimt@maxre.bm

441-296-8800	441-296-8800